Exhibit 6.2

MASTER AGREEMENT

DECEMBER 21, 2023 VERSION

BETWEEN

(1)	MANSE FRANCE SAS, incorporated under the laws of France, located 33, rue Lafayette 75009 – Paris, France (“FRENCH ISSUER”)

AND

(2)	MANSE USA LLC, incorporated under the laws of the State of Delaware, located at 251 Little Falls Drive, 19808 Wilmington, United States of America (“US ISSUER”)

WHEREAS, the French Issuer and the US Issuer are respectively engaged in the business of marketing and sale of contracts named “Roys” to users under which users acquire a right to remuneration based on the variation of key public indicators;

WHEREAS, Manse Plateforme, a company incorporated under the laws of France has developed, owns and operates a proprietary platform accessible from the URL: www.royaltiz.com (the “Platform”) that enables issuers to promote, commercialize and manage Roys during Introduction and on the secondary market and organize promotional activities in relation with the Roys (the “Purpose”);

WHEREAS, the French Issuer and The US Issuer have respectively entered into agreements with Manse Plateforme to use the Platform for the Purpose, each of the Parties who holds image rights of Talents wish to authorize the other to market and be party to Roy contracts in relation with such Talents in their respective Territories subject to the terms and conditions in this Agreement;

NOW, THEREFORE, for and in consideration of the foregoing premises, the Parties hereby agree as follows:

1.	DEFINITIONS

Capitalized terms in this Agreement shall have the meanings set forth below, whether used in the singular or plural and whether in the masculine or feminine form.

Agreement means this agreement formed by the Agreement Documents;

Agreement Documents means this Agreement and its Appendices;

Applicable Laws means any international, federal, state, provincial, or municipal law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Authority or stock exchange, including any judicial or administrative interpretation thereof, applicable to a Party or a Person or any of its properties, assets, business or operations;

Authority means any regional, national, county, municipal and/or local, or supranational government or governmental agency, administrative, legislative or regulatory authority, department, inspectorate, ministry or minister, cabinet secretary, official court or tribunal or other regulatory body which has jurisdiction over matters affecting a Party or a User;

Clause means a clause of this Agreement;

Expiry Date means the last day of an Introduction;

Introduction means the initial offer made to Users by an Issuer on the Platform to enter into any Roy Agreement for a given Talent;

Issuer means either the French Issuer or the US Issuer;

Notice means any communication between the Parties in accordance with this Agreement; the term “Notify” shall be construed accordingly;

Party means either of the parties to this Agreement ;

Person means any natural or legal person;

Platform means the platform accessible from the URL: www.royaltiz.com ;

Primary Agreement means any agreement between an Issuer and one or more Persons under which a Talent’s image rights and likeness are licensed or otherwise transferred to the Issuer;

Royaltiz Product means, as the case may be, a (i) Roy Agreement or (ii) any other product marketed by the Issuer on the Platform ;

Standard Roy Agreement means the template agreement in the form attached in Appendix 1;

Talent means any individual whose image rights have be sold or licensed to an Issuer under a Primary Agreement ;

Territory means either the United States of America for the US Issuer or the rest of the world for the French Issuer;

User means any Person authorized to use the Platform in accordance with its general terms of use.

2.	CONTRACTUAL FRAMEWORK

2.1.	This Agreement is exclusively composed of the Agreement Documents. No communication between the Parties other than Notices shall have a contractual value.

3.	REPRESENTATIONS AND WARRANTIES

3.1.	Each Party represents and warrants to the other during the entire Term of this Agreement that:

(a)	it is a company validly existing under the laws of its jurisdiction of incorporation and is up to date in respect of all filings required by law to maintain its existence;

(b)	all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Agreement and performing its obligations hereunder;

(c)	it has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(d)	this Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constitutive documents, or (iii) conflict with or violate any Applicable Laws;

(e)	this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms;

(f)	it holds all rights assigned to the Assignee in accordance with the Primary Agreements,

(g)	All Primary Agreements assigned under this Agreement either in part or in full may be assigned to the Assignee;

(h)	none of the assigned Primary Agreements infringes any third party’s copyright or other rights.

4.	GENERAL ASSIGNMENT

4.1	Subject to any provisions contained in the Primary Agreements, each Issuer hereby undertakes to assign all Primary Agreements to the other for Operations on its Territory.

5.	PROCEDURE

5.1	Each Issuer undertakes to make its best efforts to include into each Primary Agreement that it will be party to a provision whereby such Primary Agreement may be assigned in part or in full to the other Issuer.

5.2	The assignor Issuer shall, no later than five (5) business days following the execution by it of a Primary Agreement, Notify to the assignee Issuer (i) the execution of such Primary Agreement and (ii) the maximum number of Roy Agreements linked to the Talent being the subject matter of the assigned Primary Agreement that the assigned Issuer may enter into.

5.3	The assignee Issuer may at any time after the Notice referred to in Clause 5.2 above, Notify the assignor Issuer of its acceptance of the assignment of such notified Primary Agreement and the relevant Roy Agreements limitation. In the absence of Notification by the assignee Issuer, the relevant Primary Agreement shall be deemed not to be assigned.

5.4	In the event of a partially assigned Primary Agreement and subject at all times to the terms of any such assignment, each assignee Issuer accepts that any amendment to or the termination of any Primary Agreement shall be automatically binding upon the assignee Issuer.

6.	CONSIDERATION

6.1	Unless otherwise agreed in advance between the Parties, the consideration payable by the assigned Issuer to the assignor Issuer for each assignment of a Primary Agreement shall be equal to:

CONSIDERATION PAID TO THE TALENT UNDER THE PRIMARY AGREEMENT MULTIPLIED BY (NUMBER OF ROYS ISSUABLE BY THE ASSIGNED ISSUER DIVIDED BY NUMBER OF ROYS ISSUABLE BY THE ASSIGNED ISSUER AND THE ASSIGNOR)

6.2	The consideration shall be payable by the assignee Issuer to the assignor Issuer no later than sixty (60) days following the Expiry Date.

6.3	The consideration shall be payable by wire transfer to the assignor Issuer bank account.

6.4	The consideration shall be free and clear of any tax or levy and, as may be applicable, VAT shall be added to the consideration.

7.	NO VARIATION OF ROY AGREEMENT

7.1.	Each Issuer, in its capacity of assignee, undertakes not to amend or modify the Standard Roy Agreement in relation with a Talent who is the subject matter of a Primary Agreement to which the other Issuer is a party to.

8.	INDEPENDENT PARTIES

8.1	Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party will have authority to contract for or bind the other party in any manner whatsoever.

9.	DISCLAIMER

9.1	The assignor Issuer makes no representation to the assigned Issuer as to the validity, enforceability or effectiveness of the assigned Primary Agreements.

10.	TERMINATION

10.1	Either Party may terminate this Agreement at any time without cause (“Voluntary Termination”) by Notice to the Other of not less than six (6) months (“Voluntary Termination Notice”).

10.2	No compensation shall be payable by a Party to the other in the event of Voluntary Termination.

11.	TERMINATION FOR BREACH

11.1	Either Party may terminate this Agreement at any time for Breach (the “Termination for Breach”).

11.2	In the event of Termination for Breach, the non-defaulting Party shall send a five (5) business day prior Notice to the other (the “Notice of Breach”).

12.	[RESERVED]

13.	FORCE MAJEURE

13.1	Neither Party shall not be liable to the other, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake, epidemics, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) government order or law; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; [and] (g) national or regional emergency; and (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (i) Internet or telecommunication breakdowns, hacking incidents, electronic viruses, power outages and (j) other similar events beyond the control of the affected Party.

14.	TERM

14.1	Unless early terminated, this Agreement shall come into force on the date of its signature by all Parties and shall continue until either Party terminates it by sending a not less than one (1) month prior Notice to the other Party.

15.	NOTICES

15.1	Any Notice under this Agreement shall be made exclusively in the following manner:

(i)	by email:
if to MANSE USA LLC: if to MANSE FRANCE SAS; or

(ii)	by registered mail or by courier such as DHL or Fedex to the Party’s postal address mentioned hereabove.

15.2	Either Party may change its postal address or email address for Notice by giving the other Party five (5) business days’ Notice of the new postal address or email address.

16.	DATA PROCESSING

16.1	Each of the Parties accepts that all Applicable Laws regarding privacy and data processing shall be applied to the information and data of the Users of the Platform.

17.	LIMITATION OF LIABILITY

17.1	Each Party declares that to the extent permitted by applicable law it shall not hold the other liable for any damages, direct, indirect or consequential arising in part or whole from :

(a)	any false or erroneous information in a Primary Agreement it is a party to,

(b)	any fraudulent action by any Person on the Platform resulting in a modification of any Roy Agreement,

17.2	In no event shall a Party be liable to the other for exemplary, punitive, incidental, or consequential damages, including lost profits or wages, arising out of this Agreement or any assigned Primary Agreement, or the breach of any term, covenant, representation, warranty, or obligations contained herein. The foregoing limitation on damages shall not apply to the parties’ respective indemnification or confidentiality obligations set forth herein or to a Party’s gross negligence or willful misconduct.

17.3	Each Party agrees to defend, indemnify and hold the other its representatives, employees, agents, advisors, and attorneys harmless from and against any and all costs, losses, obligations, suits, judgments, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments, expenses and costs (including reasonable attorneys’ fees and court costs and other legal expenses, including without limitation, those costs incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceeding) incurred through claims of third parties or any other investigations or proceedings (including any governmental or regulatory investigations or proceedings, including, without limitation, any costs incurred in connection with being a witness any investigation or proceeding, even if instituted against the Issuer) arising from, relating to or connected with the (i) manufacture, sale, marketing, distribution, advertising or promotion of any Roy Agreement or any other Royaltiz Product, whether or not in compliance with Applicable Laws or otherwise, (ii) any breach by the indemnifying Party of any of the undertakings, warranties or other terms contained in this Agreement, (iii) any breach of a Primary Agreement, (iv) any tax liability of the indemnifying Party (v) any failure of the indemnifying Party to comply with applicable law. (vi) any inaccuracy or misrepresentation by the indemnifying Party in this Agreement, (vii) any inaccuracy, mistake or misrepresentation contained in any assigned Primary Agreement; and/or (viii) any infringement or alleged infringement of any third party rights by the indemnifying Party. The indemnifying Party shall have the right to select counsel in connection with such actions. Termination of this Agreement shall not affect the continuing obligation of the indemnifying Party to indemnify the other hereunder, and the foregoing obligations shall survive termination of this Agreement.

18.	ENTIRE AGREEMENT

18.1	This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all previous understandings, agreements or communications, whether oral or written, between the Parties with respect to the subject matter hereof.

18.2	The Issuer acknowledges and agrees that this Agreement may be executed electronically; provided that, in the case of electronic execution, in lieu of a handwritten signature, consent shall be given by indicating conformity to this Agreement in the manner indicated on the Platform.

19.	AMENDMENTS

19.1	Any amendment to this Agreement shall only be effective if made (i) in writing and (ii) signed or electronically validated by the Parties.

20.	NO WAIVER - SEVERABILITY

20.1	Failure by a Party to enforce any provision of this Agreement shall not be construed as a waiver by such Party from exercizing such rights.

20.2	In the event that any provision of this Agreement becomes invalid or of no effect, the validity of the remaining provisions shall remain unaffected.

21.	APPLICABLE LAW AND JURISDICTION

21.1	This Agreement is governed by the laws of France.

21.2	Any dispute between the Parties concerning the existence, validity, performance, interpretation, and/or termination of this Agreement (“Dispute”) shall be submitted to the exclusive jurisdiction of the competent court of Paris (France).

IN WITNESS WHEREOF, this Agreement has been executed by the Parties in two (2) original counterparts, of which each Party have taken one each.

Executed by MANSE FRANCE SAS	____________________________
Mr. _________, ________

Executed by MANSE USA LLC	____________________________
Mr. _________, ________

APPENDIX 1

STANDARD ROY AGREEEMENT